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EXHIBIT 12.1

RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                           For the years ended December 31,
                                                            For the nine months     ------------------------------------------------
                                                          ended September 30, 2003    2002      2001     2000      1999       1998
                                                          ------------------------  --------  --------  --------  --------  --------
Earnings:
Pre-tax income from operations before adjustment
for income or loss from equity investees                           74,409           172,018   167,317   135,462    74,157    54,272
Fixed charges                                                      58,358            74,659    71,750    70,112    67,292    50,980
   Plus: amortization of capitalized interest                      15,975            20,940    18,443    14,233    15,759    15,593
   Plus: distributed income (loss) from equity investees            4,095             2,916     6,656     2,968     1,884     1,035
   Less: capitalized interest                                     (27,942)          (38,093)  (33,158)  (37,600)  (38,163)  (29,594)
                                                                  -------           -------   -------   -------   -------   -------
Earnings available for fixed charges                              124,895           232,440   231,008   185,175   120,929    92,286

Fixed charges:
Interest incurred, both expensed and capitalized                   52,026            66,345    63,328    62,100    60,503    44,993
Debt issue cost amortization in the period                          2,191             3,290     3,919     4,630     4,522     3,628
Rental expense representative of interest factor                    4,141             5,024     4,503     3,382     2,267     1,308
Perferred stock dividend                                                -                 -         -         -         -     1,051
                                                                  -------           -------   -------   -------   -------   -------
Fixed charges                                                      58,358            74,659    71,750    70,112    67,292    50,980

Ratio of earnings to fixed charges                                   2.14              3.11      3.22      2.64      1.80      1.81
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